AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ZULU ENERGY CORP.

Pursuant to Sections 7-110-103 and 7-110-107 of the Colorado Business Corporation Act, the undersigned corporation certifies to the Secretary of State of Colorado that (i) the following amendments to the Articles of Incorporation of ZULU ENERGY CORP. (the “Corporation”) were adopted by the Board of Directors and shareholders of the Corporation and the number of votes cast by each voting group of shareholders entitled to vote separately on the amendment was sufficient for approval by that voting group; and (ii) that the Board of Directors approved the following Amended and Restated Articles of Incorporation of Zulu Energy Corp.

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ZULU ENERGY CORP.

FIRST: The name of the Corporation is ZULU ENERGY CORP.

SECOND: The period of its duration is perpetual.

THIRD: The Corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of Colorado. In addition, the Corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes. The Corporation may conduct part or all of its business in any part of Colorado, the United States or the world and may hold, purchase, mortgage, lease and convey real and personal property in any of such places.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 500,000,000 shares, of which 500,000,000 shall constitute a class designated common stock having a par value of $0.001 per share (the “Common Stock”), and 50,000,000 shall constitute a class designated preferred stock having a par value of $0.001 per share (the “Preferred Stock”). All shares shall be fully paid and non-assessable for any purpose.

A. Common Stock

(a) Each shareholder of record of common stock shall have one vote for each share of stock standing in his name on the books of the Corporation and entitled to vote, except that in the election of directors, he shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be permitted in the election of directors or otherwise.

B. Preferred Stock

(a) The Board Of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of preferred stock, for the issuance of one or more series of preferred stock, with such voting powers, if any, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, including, without limiting the generality of the foregoing, the following:

(i) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

(ii) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(iii) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preferences or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

(iv) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other terms and conditions of such redemption;

(v) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(vi) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(vii) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of this class or any other class or classes of capital stock and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;

(viii) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the common stock or shares of stock of any other class or any other series of this class; and

(ix) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class or classes.

(b) The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of anyone series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of anyone series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

FIFTH:

(a) Actions required or permitted to be taken by the shareholders may be taken without a meeting of shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present and voted consent to such action in writing.

(b) Unless otherwise ordered by a court of competent jurisdiction, at all meetings of shareholders, one-third of the shares entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum.

(c) No shareholder of the Corporation shall have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

(d) The Board of Directors may from time to time distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of Colorado and these Articles of Incorporation.

SIXTH: The number of directors of the Corporation shall be fixed by the bylaws, or if the bylaws fail to fix such a number, then by resolution adopted from time to time by the Board of Directors, and shall not be more than fifteen nor less than the number required by the Colorado Business Corporation Act, as amended.

SEVENTH: The Corporation may conduct part or all of its business in any other part of Colorado, of the United States or of the world. It may hold, purchase, mortgage, lease and convey real and personal property in any of such places.

EIGHTH: To the extent required by federal or state securities laws, a legend substantially in the following form will be placed on each share certificate issued by the Corporation to restrict the transferability of the Corporation’s shares of stock:

The shares represented by this certificate have not been registered under the Securities Act of 1933 (the “Act”) and are “restricted securities” as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the corporation.

In addition, the Board of Directors is authorized to impose any restriction on the sale, pledge, transfer or other disposition of shares of the Corporation by the shareholders which, in its sole discretion, but not limited to, these restrictions necessary to enable the Corporation to comply with state or federal securities laws.

NINTH:

A. Conflicting Interest Transaction. As used in this section, “conflicting interest transaction” means any of the following:

(a) A loan or other assistance by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest;

(b) A guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest; or

(c) A contract or transaction between the corporation and a director of the corporation or between the corporation and an entity in which a director of the corporation is a director or officer or has a financial interest.

B. Effect of Conflicting Interest Transaction. No conflicting interest transaction shall be void or voidable or be enjoined, set aside, or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the corporation, solely because the conflicting interest transaction involves a director of the corporation or an entity in which a director of the corporation is a director or officer or has a financial interest or solely because the director is present at or participates in the meeting of the corporation’s board of directors or of the committee of the board of directors which authorizes, approves, or ratifies the conflicting interest transaction or solely because the director’s vote is counted for such purpose if:

(a) The material facts as to the director’s relationship or interest and as to the conflicting interest transaction are disclosed or are known to the board of directors of the committee, and the board of directors or committee in good faith authorizes, approves, or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or

(b) The material facts as to the director’s relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved, or ratified in good faith by a vote of the shareholders; or

(c) The conflicting interest transaction is fair as to the corporation as of the time it is authorized, approved, or ratified by the Board of Directors, a committee thereof, or the shareholders.

C. Common or Interested Directors. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes, approves, or ratifies the conflicting interest transaction.

D. Loans and Guaranties for the Benefit of Directors. The board of directors of the corporation or a committee thereof shall not authorize a loan, by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest, or a guaranty, by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest until at least ten (10) days after written notice of the proposed authorization of the loan or guaranty has been given to the shareholders who would be entitled to vote thereon if the issue of the loan or guaranty were submitted to a vote of the shareholders. The requirements of this paragraph D. are in addition to, and not in substitution for, the provisions of paragraph A. of this Article NINTH.

E. Indemnification of Directors, etc. The Corporation shall indemnify, to the maximum extent permitted by law, any director, officer, agent, fiduciary or employee of the Corporation against any claim, liability or expense arising against or incurred by such person as a result of actions reasonably taken by him at the direction of the Corporation. The Corporation shall further have the authority to the full extent permitted by law to indemnify its directors, officers, agents fiduciaries and employees against any claims, liability or expense arising against or incurred by them in all other circumstances and to maintain insurance providing such indemnification.

F. Limitation on Director’s Liability. No director of this Corporation shall have any personal liability for monetary damages to the Corporation or its shareholders for breach of the director’s fiduciary duty as a director; except that this provision shall not eliminate or limit the personal liability of a director to the Corporation or its shareholders for monetary damages for: (i) any breach of the director’s duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes § 7-106-401 or the Articles of Incorporation, as amended, if it is established that the director did not perform the director’s duties in compliance with Colorado Revised Statutes § 7-108-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution that exceeds what could have been distributed without violation of Colorado Revised Statutes § 7-106-401 or the Articles of Incorporation, as amended; or (iv) any transaction from which the directly or indirectly derives an improper personal benefit. Nothing contained herein wiil be construed to deprive any director of the director’s right to all defenses ordinarily available to a director, nor will anything herein be construed to deprive any director of any right the director may have for contribution from any other director or person.

G. Negation of Equitable Interests in Shares or Rights. The Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner thereof for all purposes, including all rights deriving from such shares, and shall not be bound to recognize any equitable or other claim to or interest in, such shares or rights deriving from such shares, on the part of any other person, including but without limiting the generality hereof, a purchaser, assignee or transferee of such shares or rights deriving from such shares, unless and until such purchaser, assignee, transferee or other person becomes the registered holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee or other person. The purchaser, assignee, or transferee of any of the shares of the Corporation shall not be entitled: to receive notice of the meetings of the shareholders; to vote at such meetings; to examine a list of the shareholders; to be paid dividends or other sums payable to shareholders; or to own, enjoy and exercise any other rights deriving from such shares against the Corporation, until such purchaser, assignee, or transferee has become the registered holder of such shares.

IN WITNESS HEREOF, the below authorized officer of the Corporation signed these Amended and Restated Articles of Incorporation on the ___ day of ____ 2008.

By: _____________________
Name: ___________________
Title: ____________________

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